UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 9, 2010
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Material Definitive Agreement
Purchase Agreement

On February 9, 2010, Micron Technology, Inc. (“Micron”) and Micron Semiconductor, B.V. (“MNL”), a wholly-owned subsidiary of Micron, entered into a Share Purchase Agreement (the “Purchase Agreement”) with Intel Corporation (“Intel”), Intel Technology Asia Pte Ltd (“ITA”), STMicroelectronics N.V. (“ST”), Redwood Blocker S.a.r.l. (“Redwood”) and PK Flash, LLC (“PK”, and collectively with Intel, ITA, ST and Redwood, the “Sellers”) pursuant to which, upon the terms and subject to the conditions of the Purchase Agreement, MNL will purchase all of the outstanding capital stock of Numonyx Holdings B.V. (“Numonyx”) and assume all outstanding restricted stock units held by Numonyx employees in exchange for 140 million shares of Micron common stock (“Micron Shares”) (such transaction, the “Share Purchase”), subject to a purchase price adjustment on a linear basis of up to 10 million additional Micron Shares to the extent the volume weighted average price of a Micron Share for the 20 trading days, ending two days prior to the closing of the Share Purchase, ranges from $9.00 to $7.00 per share.  At the closing, 15% of the Micron Shares issuable to the Sellers will be deposited into escrow for 12 months as partial security for the Sellers’ indemnification obligations to Micron.

Micron’s offer and sale of the Micron Shares will be conducted as a private placement pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The consummation of the Share Purchase is subject to various closing conditions, including but not limited to receipt of regulatory approvals from authorities in the U.S., China, South Korea, Taiwan, Israel and either Germany or the European Union, and the repayment in full of outstanding principal and interest under an existing credit facility (the “Credit Facility”) of Numonyx B.V., a wholly-owned subsidiary of Numonyx (“Numonyx B.V.”).

The Purchase Agreement contains certain termination rights for both Micron on the one hand and the Sellers on the other, including but not limited to a right of the Sellers to terminate the Purchase Agreement if the average price of a Micron Share for a defined period of time prior to the closing of the Share Purchase is less than an agreed amount, and a right of either party to terminate the Purchase Agreement if a material adverse effect has occurred with respect to either the Company or Micron.

The Share Purchase is currently anticipated to close in three to six months.

Hynix JV and Related Framework Agreement

Numonyx B.V. holds a minority equity interest in Hynix-Numonyx Semiconductor Ltd. (the “Hynix JV”), a joint venture with Hynix Semiconductor, Inc. (“Hynix”) and Hynix Semiconductor (WUXI) Limited, formed pursuant to a joint venture agreement originally entered into between ST and Hynix prior to the formation of Numonyx (as amended and restated, the “JV Agreement”).  Under the terms of the JV Agreement, upon the consummation of the Share Purchase, the parties have certain rights to buy or sell or cause the other party to buy or sell their interests in the Hynix JV.  Concurrent with the execution of the Purchase Agreement, Micron, ST and Numonyx B.V. entered into a framework agreement (the “Framework Agreement”) pursuant to which Numonyx B.V. has agreed to take certain actions in connection with the outstanding US$250,000,000 loan (the “Loan”) by DBS Bank Ltd. (“DBS”) to the Hynix JV in the event Hynix elects to exercise its right to purchase described above.  In addition, the parties to the Framework Agreement have agreed to certain procedures with respect to the exercise of Numonyx B.V.’s rights under the JV Agreement for so long as Numonyx B.V. retains its equity interest therein.

Industrial Plan and Consortium Agreements

STMicroelectronics S.r.l., a subsidiary of ST, and Numonyx Italy, an indirect wholly-owned subsidiary of Numonyx, have entered into a new consortium agreement, to be effective upon closing of the Share Purchase, to continue their existing cost-pooling arrangements at a facility located in Agrate, Italy primarily dedicated to research and development (the “R2 Facility”).  In connection therewith, Micron and ST have entered into an industrial plan agreement to set forth various mutual understandings and agreements with respect to certain of their Italian-based business operations following the consummation of the Share Purchase.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 related to the potential issuance of Micron Shares is hereby incorporated by reference under this Item 3.02.

Item 7.01.	Regulation FD Disclosure

On February 9, 2010, Micron issued a press release announcing its entry into the Purchase Agreement. A copy of the text of the press release is attached as Exhibit 99.1 hereto. Item 7.01 of this Current Report on Form 8-K and the information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued on February 9, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	February 10, 2010	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED FEBRUARY 9, 2010

Exhibit No.	Description
99.1	Press Release issued on February 9, 2010